                                                                     EXHIBIT 11

                              BELLSOUTH CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


                                       FOR THE YEARS ENDED DECEMBER 31,
                                   1999              1998              1997
                                   ----              ----              ----

Earnings Per Share - Basic:
Income Before Extraordinary
Losses                             $3,448          $ 3,527           $ 3,270
Extraordinary Loss on Early
Extinguishment of Debt, net
of tax                                ---              ---                (9)
                                 --------          -------           -------
Net Income                         $3,448          $ 3,527           $ 3,261
                                 ========          =======           =======
Weighted average shares
outstanding                         1,898            1,970             1,984
                                 ========          =======           =======
Earnings Per Common Share
Before Extraordinary Losses      $   1.82          $  1.79           $  1.65
Extraordinary Loss on Early
Extinguishment of Debt,
net of tax                            ---              ---               ---
                                 --------          -------           -------
Earnings Per Share (a)           $   1.82          $  1.79           $  1.64
                                 ========          =======           =======

(a) Basic Earnings Per Share amounts for 1997 do not sum due to rounding of the extraordinary loss on early extinguishment of debt of $9.

                                                                     EXHIBIT 11

                              BELLSOUTH CORPORATION
                  COMPUTATION OF EARNINGS PER SHARE (CONTINUED)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                       1999             1998              1997
                                       ----             ----              ----

Earnings Per Share - Diluted:
Income Before Extraordinary
Losses                                $3,448          $ 3,527           $ 3,270
Extraordinary Loss on Early
Extinguishment of Debt, net
of tax                                   ---              ---                (9)
                                    --------          -------           -------
Net Income                            $3,448          $ 3,527           $ 3,261
                                    ========          =======           =======
Weighted average shares
outstanding                            1,898            1,970             1,984
Incremental shares from
assumed exercise of stock
options and payment of
performance share awards                  18               14                 5
                                    --------          -------           -------
Total Shares                           1,916            1,984             1,989
                                    ========          =======           =======
Earnings Per Common Share
Before Extraordinary Losses         $   1.80          $  1.78           $  1.64
Extraordinary Loss on Early
Extinguishment of Debt, net
of tax                                   ---              ---               ---
                                    --------          -------           -------
Earnings Per Share                  $   1.80          $  1.78           $  1.64
                                    ========          =======           =======